Exhibit 10(j)(i)

APPENDIX A

TO THE NORTHROP GRUMMAN SUPPLEMENTAL PLAN 2

Northrop Supplemental Retirement Income Program For Senior Executives

(Amended and Restated Effective as of October 1, 2004)

Appendix A to the Northrop Grumman Supplemental Plan 2 (the “Appendix”) is hereby amended and restated effective as of October 1, 2004. This restatement is intended solely to clarify that the Appendix is part of the Northrop Grumman Supplemental Plan 2 and is not intended to make substantive changes to the Appendix.

A.01	Purpose. The purpose of this Program is to provide minimum pension and death benefits to senior executives participating in the Pension Plans who have only had a short period of service with the Company prior to retirement.

A.02	Eligibility. Officers of the Company may become Participants under this Program only if they are designated as such by the Board of Directors.

(a)	Effective as of April 1, 2003, Kent Kresa ceased being an active Participant under this Program and entered pay-status.

(b)	Effective as of January 1, 2002, the Board of Directors has determined that Dr. Ronald D. Sugar (the “Executive”) will be eligible to participate in this Program.

(c)	There are no other Participants in this Program as of July 1, 2003.

A.03	Retirement Benefit. A Participant is eligible for the benefit under Section A.04 upon voluntary or involuntary Termination of Employment with the Company (other than by death) at or after age 55 with 10 or more years of Vesting Service.

A.04	Amount of Retirement Benefit. The amount of the retirement benefit under this Appendix is the amount in (a), reduced by (b), where:

(a)	is the greater of

(1)	the amount of the Participant’s retirement income under the Pension Plans on a straight life annuity basis, computed:

(A)	without regard to the limitations on benefits and the cap on counted compensation imposed by Code sections 415 and 401(a)(17), and

(B)	using Eligible Pay as defined in subsection (c) below, or

(2)	the amount of a straight life annuity with annual payments equal to the participant’s Final Average Salary (as defined below) in effect on the date of his or her Termination of Employment multiplied by the appropriate percentage shown in the following schedule:

Age at Termination Date*	Percentage of Final Average Salary at Termination Date**
55	30%
56	34%
57	38%
58	42%
59	46%
60	50%
61	52%
62	54%
63	56%
64	58%
65 and over	60%

(b)	is the sum of (1) and (2) below, where:

(1)	is the amount of the Participant’s retirement income payable to the Participant, including all early retirement subsidies, supplements, and other such benefits, under the following plans and programs:

(A)	the Qualified Plans, including any predecessor plans, taking into account the limitations on benefits and the cap on counted compensation imposed by Code sections 415 and 401(a)(17);

(B)	the CPC Supplemental Executive Retirement Program set forth in Appendix F;

(C)	the Northrop Grumman ERISA Supplemental Plan;

(D)	the ERISA Supplemental Program 2 set forth in Appendix B; and

(E)	any defined benefit retirement plans, programs, and arrangements (whether qualified or nonqualified) maintained by TRW Inc. or Litton Industries, Inc., their predecessors, or any affiliates of either in which the Executive participated prior to the commencement of his employment with the Company; and

*	Calculated to years and completed months on the Termination Date.

**	The applicable percentage shall be straight line interpolation depending on the Participant’s age on his termination date. The percentage thus determined shall be rounded to the nearest hundredth. For example, if a Participant terminates when he is 55 years and 8 months old, the applicable percentage is 30.00% + 2.67% = 32.67%.

(2)	is an annual benefit of $124,788 which represents a portion of the retirement benefits previously received by the Executive from certain plans previously maintained by Litton Industries, Inc.

(c)	Final Average Salary.

(1)	Final Average Salary for any Plan Year is the Participant’s average Eligible Pay for the highest three of the last ten consecutive Plan Years. For this purpose, years will be deemed to be consecutive even though a break in service year(s) intervenes.

(2)	Eligible Pay will be determined under the rules of Appendix F.

A.05	Post-55 Preretirement Surviving Spouse Benefit. If a Participant dies:

(a)	after age 55;

(b)	while credited with 10 or more years of Vesting Service;

(c)	prior to Termination of Employment; and

(d)	his or her spouse is entitled to a survivor annuity under the Pension Plans,

then the Participant’s spouse will be entitled to the benefit under Section A.06.

A.06	Amount of Post-55 Spouse’s Benefit. The Participant’s surviving spouse benefit under this Section shall be equal in value to the sum of (a) and (b), with such sum then reduced by (c) where:

(a)	is the amount of retirement income that the Participant would have received under the 100% Joint and Survivor Option under the Qualified Plan in which he or she was participating had the Participant retired on the date of death,

(b)	is the amount of the benefit under this Program, after the offset of the benefits included in Section A.04(b), the Participant would have received if he or she had retired on the date of his or her death with this 100% Joint and Survivor Option in effect, and

(c)	is the amount of the annuity benefit payable to the surviving spouse under the Qualified Plans (even if the annuity is commuted to a lump sum).

A.07	Payment of Post-55 Spouse’s Benefit. The spouse’s benefit described in Section A.06 will be payable commencing the first day of the month next following the Participant’s date of death and shall terminate on the date of death of the surviving spouse.

A.08	Pre-55 Preretirement Surviving Spouse Benefit. If a Participant dies:

(a)	before age 55;

(b)	while credited with 10 or more years of Vesting Service; and

(c)	prior to Termination of Employment,
then the Participant’s spouse will be entitled to the benefit under Section A.09.

A.09	Amount of Pre-55 Spouse’s Benefit. The Participant’s surviving spouse benefit under this Section shall be equal in value to the benefit standing to the credit of the Participant under the Pension Plans as of the date of his or her death, actuarially reduced in accordance with the factors in the following table:

Age of Participant at Date of Death*	Factor to be Applied to the Earned Benefit**
55.431
54.399
53.370
52.343
51.319
50.297
49.276
48.257
47.240
46.223
45.208

Any extension of the above table below age 45 shall be based on the following assumptions (i) Mortality - 1971 Towers, Perrin, Forster & Crosby Forecast Mortality Table, and (ii) Interest - 6% compounded annually.

A.10	Payment of Pre-55 Spouse’s Benefit. The spouse’s benefit described in Section A.09 will be payable commencing the first day of the month next following the Participant’s date of death and will terminate on the date of death of the surviving spouse.

A.11	Effective Date. This Program first became effective on July 18, 1973 and will be effective as to each Participant on the date the Board of Directors takes the action designating him or her as a Participant under this Program.

A.12	Vesting Service.

(a)	In General. Vesting Service is generally determined under the Qualified Plans.

*	Calculated to years and completed months on date of death.

**	The applicable factor shall be determined by straight line interpolation depending on Participant’s age at date of death.

(b)	Special Rule for the Executive. The Executive is deemed to have earned 5 years of Vesting Service as of January 1, 2002. For service performed after December 31, 2001, the Executive’s Vesting Service is determined under the Qualified Plans.

* * *

IN WITNESS WHEREOF, this Amendment and Restatement is hereby executed by a duly authorized officer on this 22 day of February, 2005.

NORTHROP GRUMMAN CORPORATION

By:	/s/ J. Michael Hateley
J. Michael Hateley
Corporate Vice President and Chief Human Resources and Administrative Officer